Numbers reflect challenges industry faces	Currently used to determine Yield Grade only National Beef Implements Instrument Grading

USPB Announces

Second Quarter

Financial Results

Limited access to key export markets, along with a tightened supply of market-ready cattle relative to processing capacity and increased live cattle prices, continued to put significant pressure on our margins during the second quarter of fiscal year 2008. As a result, USPB recorded a net loss for the thirteen weeks ended February 23, 2008, of $7.6 million, as compared to a net loss of $1.6 million in the same period a year ago.

“Our company’s net sales were higher in the year-to-date period than those of the prior year period primarily due to an increase in the average sales prices per head, partially offset by fewer cattle being processed in the current year,” CEO Steve Hunt explained. “Cost of sales was slightly higher in the year-to-date period than in the prior year period. This was primarily the result of increased live cattle prices due to the tight supply of market-ready cattle and to the cattle being heavier than the same period last year.” For the twenty-six week period, USPB had a net loss of $21.3 million, or $28.91 per set of linked units (one Class A and one Class B unit), compared to a net loss of $14.7 million, or $19.98 per set of linked units, for the same period in the prior fiscal year.

“The cattle herd in the United States remains in a no-growth phase which suggests the balance of processing capacity to fed cattle supplies will not improve significantly over the next two to three years,” Hunt added. “Continued increases in cattle feeding costs and

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On March 31, 2008, our processing company, National Beef Packing Company, LLC (National Beef) began using an instrument grading system approved by USDA for determining USDA yield grade. This is effective for all carcasses graded in both the Liberal and Dodge City, KS, plants. Therefore, it includes not only the carcasses purchased on the USPB grid, but also those purchased on the open market that make up the plant average values for our grids.

This system captures a digital image of a cross section of the ribeye muscle just before the carcass reaches the USDA grader. The system still utilizes the same parameters graders have used in the past: carcass weight, external backfat and ribeye area. Only now, this is done with a digital camera and a computer program instead of a USDA grader.

“We’ve been testing camera grading for several years with USDA’s oversight,” CEO Steve Hunt, explains. “We agree with USDA’s assessment that this technology will provide more uniform yield grade determinations across carcasses and facilities. This will give our company and producers better information on which to base future management and genetic decisions.”

USDA approved instrument grading for yield grade determination in April 2005. National Beef had already been utilizing the camera vision system for some time prior to that as a way to better sort and merchandise carcasses. National Beef was the first processor to pass USDA’s requirements for an approved yield grade equation in 2005. USPB has used the camera vision system since January 2005 to determine ribeye muscle area and external fat thickness for carcasses on which USPB members requested complete carcass data.

The USDA graders will continue to determine quality grades since USDA has not approved using the camera system to make these calls. However, USDA graders no longer are required to determine a yield grade unless a carcass is a candidate for a branded program that includes yield grade in its specifications. If an image is not captured, then trained National Beef staff will determine a yield grade for the carcass.

As reported in the February 2008 UPDATE, National Beef participated in a USDA pilot study on instrument grading for quality grade at our Dodge City facility. That pilot project has concluded and a similar project is set to begin at

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USPB Announces Second Quarter...

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uncertainty about future costs will impact the rate and extent the U.S. cattle supply will grow. These factors, combined with the uncertainty surrounding international market access, continue to negatively impact margins.

“Our producer ownership and commitment remains a key ingredient to our return to more normal profitability,” Hunt noted. “The superior quality cattle delivered by USPB producers enables our company to generate more value from the cattle we harvest giving us an advantage over our competition.”w

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our Liberal facility. USDA is evaluating the results of the pilot studies conducted at four major packing plants. It has not been announced when implementation of this technology for determining USDA quality grades will occur.

Currently, the camera vision system is in place in the Brawley, CA, facility and is utilized to determine ribeye area which is a factor in calculating the USPB grid. However, it is not yet being used to determine yield grade for cattle marketed at that location.w

C/S Spread Unusually Narrow

USDA’s Choice/Select spread continues to be below the seasonal average in part due to the increase in Choice grade carcasses being produced today.w